Exhibit 99.1

JONES APPAREL GROUP, INC.

NEWS RELEASE
FOR IMMEDIATE RELEASE	INVESTOR CONTACT:	John T. McClain Chief Financial Officer Jones Apparel Group, Inc. (212) 642-3860
	MEDIA CONTACT:	Joele Frank and Sharon Stern Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449

JONES APPAREL GROUP, INC. ANNOUNCES EXPIRATION OF TENDER
OFFER AND CONSUMMATION OF NEW SENIOR SECURED
CREDIT FACILITY

New York, NY – May 13, 2009 – Jones Apparel Group, Inc. (“Jones”) (NYSE: JNY) announced today that it, Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc., Nine West Footwear Corporation and Jones Retail Corporation (together, the “Issuers”) have received tenders with respect to $242,518,000 principal amount, or approximately 97% of the aggregate principal amount, of their outstanding 4.250% Senior Notes due 2009 (the “2009 Notes”) pursuant to their previously announced tender offer, which expired at 9:00 a.m., New York City time, on May 13, 2009.  The Issuers have also received the consents of holders representing $643,688,000 principal amount, or approximately 86% of the aggregate principal amount, of their outstanding 2009 Notes, 5.125% Senior Notes due 2014 (the “2014 Notes”) and 6.125% Senior Notes due 2034 (the “2034 Notes” and, together with the 2009 Notes and the 2014 Notes, the “Notes”) pursuant to their previously announced consent solicitation with respect to the Notes, which expired at 11:59 p.m., New York City time, on April 15, 2009.
On May 13, 2009, the Issuers caused to be paid the tender offer consideration of $980 per $1,000 principal amount of 2009 Notes that were validly tendered and not withdrawn, plus accrued and unpaid interest from the last interest payment date to, but excluding, May 13, 2009.  On May 13, 2009, the Issuers caused to be paid the consent fee of $20 per $1,000 principal amount of Notes for which consents were validly delivered and not validly revoked.
The tender offer and the consent solicitation were conducted in connection with the execution on May 13, 2009 by the Issuers and certain of their affiliates of a new senior secured credit facility providing for borrowings up to an aggregate principal amount of $650,000,000 (the “New Credit Facility”), which will mature on May 13, 2012.  The proceeds of the loans under the New Credit Facility are expected to be used for general corporate purposes, to repay the 2009 Notes in connection with the tender offer and to repay amounts outstanding under the Five-Year Credit Agreement dated May 16, 2005 among Jones, certain of its subsidiaries, Wachovia Bank, National Association as Administrative Agent and the other lenders and agents party thereto.  Additional details regarding the New Credit Facility will be available in Jones’ Form 8-K to be filed with the Securities Exchange Commission on or before May 19, 2009.
Citi acted as the Lead Dealer Manager for the tender offer and as the Lead Solicitation Agent for the consent solicitation and can be contacted at (800) 558-3745 (toll-free) and (212) 723-6106 (collect).  Banc of America Securities LLC, J.P. Morgan and Wachovia Securities acted as the Co-Dealer Managers for the tender offer and as the Co-Solicitation Agents for the consent solicitation. Global Bondholder Services Corporation was the Information Agent and the Depositary for each of the tender offer and the consent solicitation and can be contacted at (866) 937-2200 (toll-free) or (212) 430-3774 (collect).
This release is for informational purposes only and is neither an offer to purchase, a solicitation to sell the Notes nor a recommendation regarding the consent solicitation.  Holders should seek legal advice from an independent financial advisor as to the suitability of the transactions described herein for the individual concerned.  The tender offer and the consent solicitation have not been made to holders of the Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Jones Apparel Group, Inc.

Jones Apparel Group, Inc. is a Pennsylvania corporation.  Our principal executive offices are located at 1411 Broadway, New York, NY 10018, and our telephone number at that address is (212) 642-3860.  We are a leading designer, marketer and wholesaler of branded apparel, footwear and accessories.  We also market directly to consumers through our chain of specialty retail and value-based stores and through our e-commerce web sites. Our nationally recognized brands include Jones New York, Nine West, Anne Klein, Gloria Vanderbilt, Kasper, Bandolino, Easy Spirit, Evan-Picone, l.e.i., Energie, Enzo Angiolini, Joan & David, Mootsies Tootsies, Sam & Libby, Napier, Judith Jack, Albert Nipon and Le Suit.  We also market costume jewelry under the Givenchy brand licensed from Givenchy Corporation, footwear under the Dockers Women brand licensed from Levi Strauss & Co., and apparel under the Rachel Roy brand licensed from Rachel Roy IP Company, LLC.  Each brand is differentiated by its own distinctive styling, pricing strategy, distribution channel and target consumer.  We contract for the manufacture of our products through a worldwide network of quality manufacturers.  We have capitalized on our nationally known brand names by entering into various licenses for several of our trademarks, including Jones New York, Anne Klein New York, Nine West, Gloria Vanderbilt, l.e.i. and Evan-Picone, with select manufacturers of women’s and men’s products which we do not manufacture.  For more than 30 years, we have built a reputation for excellence in product quality and value, and in operational execution.

Cautionary Statement

This release may contain forward-looking statements.  Actual results and facts may differ materially as a result of a variety of factors, many of which are outside of our control.  Risk factors and additional information are included in our reports on file with the Securities and Exchange Commission, including Jones’ Annual Report on Form 10-K for the year ended December 31, 2008.